
                     COMMUNITY FINANCIAL CORPORATION
                        For the Three Months Ended


                             June 30, 1999                     June 30, 1998
                                Weighted                          Weighted
                                Average       Per-Share           Average    Per Share
                       Income    Shares        Amount    Income    Shares      Amount
                       -------  ------------  ---------  ------ -----------  ---------
Basic EPS

Income available to
 common stockholders    $511,176   2,572,146     $0.20   $506,360   2,564,495    $0.20



Effect of Dilutive
 Securities

Options                       --          --                  --       45,236

Diluted EPS

Income available to
 common stockholders     $511,176  2,572,146     $0.20   $506,360    2,609,731   $0.19


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